Exhibit 3.2(ll)

BY-LAWS

OF

LOGICALSOLUTIONS.NET, INC.

ARTICLE I - MEETINGS OF SHAREHOLDERS

1.1                                 Annual Meetings. The annual meeting of the shareholders shall be held within the four calendar months following the end of each calendar year of the Corporation, at such date, place and hour as may be fixed by the Board, when the shareholders shall elect the Board of Directors and transact such other business as may properly be brought before the meeting.  The date of the annual meeting may be changed by the Board or by the President by giving at least ten (10) days notice to each shareholder.

1.2                                 Special Meetings.  Special Meetings of the Share- holders for any purpose or purposes may be called by resolution of the Board of Directors or by the President, and shall be called by the President or Secretary upon the request in writing of a majority of the Board of Directors or of holders of not less than twenty-five percent (25%) of shares of stock outstanding entitled to vote, which written request shall state the purpose or purposes of the proposed meeting.  Nothing contained herein shall limit the right and power of the Directors and Shareholders to require a Special Meeting for the election of Directors pursuant to Section 603 of the Business Corporation Law, as that Section may from time to time be amended.

1.3                                 Place of Meetings.  Meetings of Shareholders for any purpose may be held at such places within or without the State of New York as the Board of Directors shall from time to time determine.

1.4                                 Notice of Meeting.  Written or printed notice of the place, date and hour of all meetings of the Shareholders shall be given, not less than ten (10) days nor more than sixty (60) days before the day fixed for the meeting, to each Shareholder entitled to vote at said meeting.  In the case of Special Meetings, such notice must also state the purpose or purposes for which the meeting is called and the names of the person or persons calling the meeting.  Business transacted at Special Meetings shall be confined to the purposes set forth in the notice thereof.  If any action is proposed to be taken at any meeting which would entitle Shareholders to receive payment for their shares, such notice must specify the proposed action and state the fact that if the action is taken the dissenting Shareholders shall have appraisal rights.  The notice of meeting shall be given to each Shareholder by personal delivery, or by delivery at his residence or usual place of business or by postage prepaid mail addressed to him at his address as the same appears on the books of the Corporation (unless he shall have filed with the Secretary of the Corporation a written request that notices intended for him be mailed to some other address, in which event the notice shall be mailed to the address designated in such request).  A notice of meeting shall not be required to be given to any Shareholder who submits a signed waiver of notice, in person or by proxy, whether before or after the meeting.  The attendance of any Shareholder at a meeting, in person or by proxy, without protesting prior to the conclusion of the meeting the lack of notice of such meeting shall constitute a waiver of notice by him.  No notice of an adjourned meeting of Shareholders need by given, unless the Board of Directors fixes a new record date for the adjourned meeting.

1.5                                 Record Dates.  For the purpose of determining the Shareholders entitled to notice of or to vote at a Share- holders’ meeting or any adjournment thereof, the Board of Directors may fix a date of record which shall not be more than fifty (50) days nor less than ten (10) days before said meeting date.  For the purpose of determining Shareholders entitled to express consent to or dissent from any proposal without a meeting, or for determining Shareholders entitled to receive payment of a dividend or the allotment of any rights,, or for any other action, the Board of Directors may fix a date of record which shall not be more than fifty (50) days prior to such action.

1.6                                 Quorum.  The presence of the holders of a majority of the stock issued and outstanding and entitled to vote thereat, either in person or represented by proxy, shall be required in order to constitute a quorum for the transaction of business at all meetings of the Shareholders, except where the presence of a greater number of Shareholders is required by statute.  The Shareholders present in person or represented by proxy at any meeting shall have the power to adjourn such meeting from time to time, but not for a period of over thirty (30) days at any one time, without notice other than announcement at the meeting and despite the absence of a quorum.  At any such adjourned meeting, if a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally called.  When a quorum is once present, it shall not be broken by the subsequent withdrawal of any Shareholder.

1.7                                 Voting.  At all meetings of the Shareholders, each Shareholder entitled to vote thereat may vote in person or by proxy and shall have one (1) vote for each share standing in his name on the books of the Corporation.  Voting at all meetings may be by voice vote, except that where a demand is made by Shareholders holding ten percent (10%) in interest of shares, present in person or by proxy, and entitled to vote, voting shall be by ballot.  A plurality of votes cast shall be sufficient to elect Directors and a majority of votes cast shall be sufficient to take any other corporate action, except as otherwise provided by statute or these By-Laws.

1.8                                 Proxies. Every shareholder entitled to vote at a meeting or to express consent or dissent without a meeting may authorize another person or persons to act for him by proxy. Every proxy shall be in writing, subscribed by the shareholder or his attorney-in-fact and dated, or a shareholder may authorize another person or persons to act for the shareholder as proxy by transmitting or authorizing the transmission of a telegram, cablegram or other means of electronic transmission in accordance with law.  No proxy shall be valid after the expiration of eleven (11) months from the date of its execution, unless a greater duration shall have been specified therein.  Each proxy shall be revocable at the pleasure of the person executing it, or of his personal representative or assigns, except as otherwise provided by statute.  The authority of the holder of a proxy to act shall not be revoked by the incompetence or death of the Shareholder who executed the proxy unless, before the authority is exercised, valid and sufficient written notice of an adjudication of such incompetence or of such death is received by the corporate officer responsible for maintaining the list of Shareholders.

1.9                                 Conduct of Meetings.  Meetings of Shareholders shall be presided over by the Chairman of the Board of Directors, if any, or in his absence, by the President of the Corporation, or in the absence of both of them, by a chairman to be chosen at the meeting.

1.10                           Action Without A Meeting. Unless otherwise provided by statute, any action required or permitted to be taken by the Shareholders at a meeting or meetings thereof may be taken without a meeting upon a written consent setting forth the actions so taken and signed by the holders of all outstanding shares entitled to vote thereon.  Such written consent shall be filed with the Minutes of the proceedings of the Shareholders and shall have the same effect as a unanimous vote of the Shareholders.

ARTICLE II - BOARD OF DIRECTORS

2.1                                 Powers.  Subject to the provisions of any statute, the business of the Corporation shall be managed by its Board of Directors, each of whom shall be at least 18 years of age. The Board may act at any duly held meeting by the vote of a majority of the directors present, or it may act by unanimous written consent of all members of the Board in accordance with the Business Corporation Law.  The entire Board of Directors shall be elected by the shareholders at each annual meeting of shareholders or in lieu thereof directors may be divided into two, three or four classes and as so divided shall be elected by the shareholders at each annual meeting of shareholders. Each director shall serve until his successor is elected and qualified unless his directorship be theretofore vacated by resignation, death, removal or otherwise.

2.2                                 Number and Election. The Board of Directors shall consist of one (1) or more members.  The number of directors constituting the Board may be fixed by action of the Board or the shareholders.

2.3                                 Newly Created Directorships and Vacancies. Newly created directorships resulting from an increase in the number of directors and vacancies occurring in the Board for any reason except a removal of directors without cause may be filled by a vote of the majority of the directors then in office, although less than a quorum exists, unless otherwise provided in the Certificate of Incorporation.  Vacancies occurring by reason of the removal of directors without cause shall be filled by vote of the shareholders unless otherwise provided in the Certificate of Incorporation.  A director elected to fill a vacancy caused by resignation, death or removal, shall be elected to hold office for the unexpired term of his predecessor.

2.4                                 Removal.  Any or all of the Directors may be removed for cause by a vote of the Shareholders entitled to vote on the election of Directors or by action of the entire Board.  Directors may be removed without cause only by a vote of the Shareholders entitled to vote on the election of Directors.

2.5                                 Resignation.  A Director may resign at any time by giving written notice to the Board, the President or the Secretary of the Corporation.  Unless otherwise specified in the notice, the resignation shall take effect upon receipt thereof by the Board or such officer, and the acceptance of the resignation shall not be necessary to make it effective.

2.6                                 Regular Meetings.  A Regular Meeting of the Board of Directors shall be held following each Annual Meeting of the Shareholders at the place of such Annual Meeting, for the purposes of organization and the transaction of such other business as may properly come before such meeting.  Other Regular Meetings of the Board shall be held at such times and places as the Directors shall from time to time determine.  All Regular Meetings of the Board may be held without notice.

2.7                                 Special Meetings.  Special Meetings of the Board may be called by the Chairman of the Board or the President and shall by called by the President or Secretary on the written request of one-third (1/3) of the Directors then in office.  Notice of the place, date and hour of each Special Meeting of the Board shall be given to each Director at least one (1) day prior to such meeting by telephone, telegraph, mail or delivery to his residence or usual place of business.  Notice of any such Special Meeting need not be given to any Director who submits a signed waiver of notice, whether before or after the meeting, or who attends the meeting without protesting, prior thereto or at its commencement, the lack of notice to him.  A notice or waiver of notice need not specify the purpose of any Special Meeting of the Board.

2.8                                 Quorum.  A majority of the Board shall constitute a quorum for the transaction of business at each meeting of the Board; however, if at any meeting of the Board there shall be less than a quorum present, a majority of Directors present shall have the power to adjourn such meeting from time to time, without notice other than an announcement at such meeting, until a quorum shall be present.  At any such adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the meeting as originally called.

2.9                                 Compensation of Directors.  Directors, as such, shall not receive any stated salary for their services; however, by resolution of the Board, a fixed sum and expenses of attendance may be allowed for attendance at each Regular or Special Meeting of the Board or any committee thereof. Nothing herein contained shall be construed to preclude any Director from serving the Corporation in any other capacity and receiving compensation therefor.

2.10                           Executive Committee and Other Committees.  The Board of Directors may, in its discretion, by an affirmative vote of a majority of the entire Board, appoint an Executive Committee, or any other committee, to consist of one (1) or more Directors as the Board may from time to time determine.  The Executive Committee shall have and may exercise between meetings of the Board all the powers of the Board in the management of the business and affairs of the Corporation, and other committees shall have such powers as shall be conferred upon them by the Board, except that no committee shall have power:

(a) To recommend to Shareholders any action requiring Shareholder approval;

(b) To fill vacancies in the Board or in any committee thereof;

(c) To fix compensation of Directors for service on the Board or any committee thereof;

(d) To repeal, amend or adopt By-Laws;

(e) To amend or repeal any Board resolution which does not, by its terms, make it amendable or repealable by such committee;

(f) To remove, or fix the compensation of officers who are elected by the Board.

In the absence of any member of the Executive Committee or of any other committee, the members thereof present at any meeting may appoint a member of the Board previously designated by the Board as a committee alternate to act in the place of such absent member.  The Board shall have the power at any time to change the membership of, fill vacancies in or dissolve any committee.  The Executive Committee and any other committee may make rules for the conduct of its business, and may appoint such committees and assistants as may from time to time be necessary, unless the Board shall provide otherwise.  A majority of the members of the Executive Committee and of any other committee shall constitute a quorum.

2.11                           Participation in Meeting by Telephone.  When permitted by statute, any one or more members of the Board, or any committee thereof, may participate in a meeting of such Board or committee by means of a conference telephone or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time.  Participation by such means shall constitute presence in person at a meeting.

2.12                           Action Without a Meeting.  Any action required or permitted to be taken by the Board, or any committee thereof, may be taken without a meeting if all members of the Board or the committee consent in writing to the adoption of a resolution authorizing the action.  The resolution and the written consents thereto by the members of the Board or committee shall be filed with the minutes of the proceedings of the Board or committee.

ARTICLE III - OFFICERS

3.1                                 Election of Officers.  The Board of Directors shall elect a President and a Secretary.  Any vacancies in the above offices shall be filled in the same manner.  Each such officer shall serve at the pleasure of the Board of Directors and until his successor shall have been duly elected and qualified, unless he shall die, resign or be removed.  Any two offices may be held by the same person, except that no person shall hold the offices of President and Secretary concurrently unless all of the outstanding stock of the Corporation is owned by one person.  The Board of Directors may elect a Chairman of the Board of Directors from among the Directors of the Corporation, a Treasurer, one or more Vice Presidents and such other officers as it may determine.  Each such officer shall serve at the pleasure of the Board of Directors.

3.2                                 Assistant and Subordinate Officers.  The Board of Directors may elect one or more Assistant Treasurers, one or more Assistant Secretaries and such other subordinate officers or agents as it may deem proper from time to time, who shall hold office only at the pleasure of the Board of Directors.  The Board of Directors may from time to time authorize the President to appoint and remove such assistant and subordinate officers and agents and prescribe the powers and duties thereof.

3.3                                 Removal.  Any officer of the Corporation may be removed with or without cause by the Board of Directors whenever in the Board’s judgment the best interests of the Corporation will be served thereby.

3.4                                 Compensation.  The Board of Directors shall fix the compensation of all officers of the Corporation who are appointed by the Board of Directors.  The Board of Directors may authorize the President to fix the compensation of such assistant and subordinate officers and agents as he is authorized to appoint and remove.

3.5                                 Chairman of the Board.  The Chairman of the Board, if there be one, shall preside at all meetings of the Shareholders and Directors and shall perform such other duties as the Board may direct.

3.6                                 President.  The President shall be the Chief Executive Officer of the Corporation and shall have general charge of the business of the Corporation, subject to the control and direction of the Board of Directors.  In general, the President shall have all the powers and perform all the duties normally incident to the office of President, together with such other powers and duties as may from time to time be properly prescribed by the Board of Directors.  If there be no Chairman of the Board, or in his absence or inability to act, the President shall perform all the duties of the Chairman of the Board.

3.7                                 Vice President.  Any one of the Vice Presidents may be designated by the Board of Directors as an Executive Vice President.  At the request of the President or in his absence or during his disability, the Executive Vice President shall perform the duties and exercise the functions of the President.  If there be no Executive Vice President, the Vice President designated by the Board of Directors shall perform such duties and exercise such functions in such case.  Each Vice President shall have such other powers and duties as may from time to time be properly prescribed by the Board of Directors or the President.

3.8                                 Secretary.  The Secretary shall attend all meetings of the Board of Directors and of the Shareholders, and shall record all votes in the Minutes of all such proceedings in a book to be maintained for such purpose.  He shall give or cause to be given notice of all meetings of Shareholders and Special Meetings of the Board of Directors.  He shall be the custodian of the seal of the Corporation and shall affix the seal to any instrument when authorized by the Board of Directors.  He shall keep all the documents and records of the Corporation, as required by law or otherwise, in a proper and safe manner.  The Secretary shall have such other powers and duties as may from time to time be properly prescribed by the Board of Directors or the President.

3.9                                 Treasurer.  The Treasurer shall keep correct and complete books and records of account for the Corporation.  Subject to the control and supervision of the Board of Directors and the President, or such other officer as the President may designate, the Treasurer shall establish and execute programs for the provision of the capital required by the Corporation, including negotiating the procurement of capital and maintaining adequate sources for the Corporation’s current borrowings from lending institutions.  He shall maintain banking arrangements to receive, have custody of and disburse the funds and securities of the Corporation.  He shall invest the funds of the Corporation as required, establish and coordinate policies for investment in pension and other similar accounts due the Corporation.  The

Treasurer shall have such other powers and duties as may from time to time be properly prescribed by the Board of Directors or the President.

3.10                           Controller.  The Board of Directors may appoint a Controller.  Subject to the control and supervision of the Board of Directors and the President, or such officer as the President may designate, the Controller shall establish, coordinate and administer an adequate plan for the financial control of operations, including profit planning, programs for capital investing and for financing, sales forecasts, expense budgets and cost standards, together with the necessary procedures to effectuate such plans.  The Controller shall compare performance with operating plans and standards and shall report and interpret the results of operations to all levels of management.

ARTICLE IV - INDEMNIFICATION

4.1                                 Generally.  Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or his testator or intestate (a) is or was a director or officer of the Corporation or (b) is or was a director or officer of the Corporation who serves or served, in any capacity, any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise at the request of the Corporation (hereinafter an “Indemnitee”), shall be indemnified and held harmless by the Corporation against all expense, liability and loss [including ERISA excise taxes or penalties, judgments, fines, penalties, amounts paid in settlement (provided the Corporation shall have given its prior consent to such settlement, which consent shall not be unreasonably withheld by it) and reasonable expenses, including attorneys’ fees] suffered or incurred by such Indemnitee in connection therewith and such indemnification shall continue as to an Indemnitee who has ceased to be a director or officer and shall inure to the benefit of the Indemnitee’s heirs and fiduciaries; provided, however, that no indemnification may be made to or on behalf of any director or officer if his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated or otherwise disposed of, or he personally gained in fact a financial profit or other advantage to which he was not legally entitled.  Notwithstanding the foregoing, except as contemplated by Section 4.3 hereof, the Corporation shall indemnify any such Indemnitee in connection with a proceeding (or part thereof) initiated by such Indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

4.2                                 Advancement of Expenses.  All expenses reasonably incurred by an Indemnitee in connection with a threatened or actual proceeding with respect to which any such Indemnitee is or may be entitled to indemnification under this Article shall be advanced to him or promptly reimbursed by the Corporation in advance of the final disposition of such proceeding, upon receipt of an undertaking by him or on his behalf to repay the amount of such advances, if any, as to which he is ultimately found not to be entitled to indemnification or, where indemnification is granted, to the extent such advances exceed the indemnification to which he is entitled.  Such person shall cooperate in good faith with any request by the Corporation that common counsel be used by the parties to an action or proceeding who are similarly situated unless to do so would be inappropriate due to an actual or potential conflict of interest.

4.3                                 Procedure for Indemnification.

(a)                                  Not later than thirty (30) days following final disposition of a proceeding with respect to which the Corporation has received written request by an Indemnitee for indemnification pursuant to this Article or with respect to which there has been an advancement of expenses pursuant to Section 4.2 of this Article, if such indemnification has not been ordered by a court, the Board of Directors shall meet and find whether the Indemnitee met the standard of conduct set forth in Section 4.1 of this Article, and, if it finds that he did, or to the extent it so finds, shall authorize such indemnification.

(b)                                 Such standard shall be found to have been met unless (i) a judgment or other final adjudication adverse to the Indemnitee established that the standard of conduct set forth in Section 4.1 of this Article was not met, or (ii) if the proceeding was disposed of other than by judgment or other final adjudication, the Board finds in good faith that, if it had been disposed of by judgment or other final adjudication, such judgment or other final adjudication would have been adverse to the Indemnitee and would have established that the standard of conduct set forth in Section 4.1 of this Article was not met.

(c)                                  If the Board fails or is unable to make the determination called for by paragraph (a) of this Section 4,3, or if indemnification is denied, in whole or in part, because of an adverse finding by the Board, or because the Board believes the expenses for which indemnification is requested to be unreasonable, such action, inaction or inability of the Board shall in no way affect the right of the Indemnitee to make application therefor in any court having jurisdiction thereof.  In such action or proceeding, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the issue shall be whether the Indemnitee met the standard of conduct set forth in Section 4.1 of this Article, or whether the expenses were reasonable, as the case may be (not whether the finding of the Board with respect thereto was correct). If the judgment or other final adjudication in such action or proceeding establishes that the Indemnitee met the standard set forth in Section 4.1 of this Article, or that the disallowed expenses were reasonable, or to the extent that it does, the Board shall then find such standard to have been met or the expenses to be reasonable, and shall grant such indemnification, and shall also grant to the Indemnitee indemnification of the expenses incurred by him in connection with the action or proceeding resulting in the judgment or other final adjudication that such standard of conduct was met, or if pursuant to such court determination such person is entitled to less than the full amount of indemnification denied by the Corporation, the portion of such expenses proportionate to the amount of such indemnification so awarded.  Neither the failure of the Board to have made timely a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in Section 4.1, nor an actual determination by the Board that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct.  In any suit brought by the Indemnitee to enforce a right to indemnification or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to indemnification, under this Article or otherwise, shall be on the Corporation.

(d)                                 A finding by the Board pursuant to this Section 4.3 that the standard of conduct set forth in Section 4.1 of this Article has been met shall mean a finding of the Board or shareholders as provided by law.

4.4                                 Contractual Article.  The rights conferred by this Article are contract rights which shall not be abrogated by any amendment or repeal of this Article with respect to events occurring prior to such amendment or repeal and shall, to the fullest extent permitted by law, be retroactive to events occurring prior to the adoption of this Article.  No amendment of the Business Corporation Law, insofar as it reduces the permissible extent of the right of indemnification of an Indemnitee under this Article, shall be effective as to such person with respect to any event, act or emission occurring or allegedly occurring prior to the effective date of such amendment irrespective of the date of any claim or legal action in respect thereto.  This Article shall be binding on any successor to the Corporation, including any corporation or other entity which acquires all or substantially all of the Corporation’s assets.

4.5                                 Non-Exclusivity.  The indemnification provided by this Article shall not be deemed exclusive of any other rights to which any person covered hereby may be entitled other than pursuant to this Article.  The Corporation is authorized to enter into agreements with any such person providing rights to indemnification or advancement of expenses in addition to the provisions therefor in this Article, and the Corporation’s shareholders and its Board of Directors are authorized to adopt, in their discretion, resolutions providing any such person with any such rights.

4.6                                 Insurance.  The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under this Article or applicable law.

4.7                                 Indemnification of Employees and Agents of the Corporation.  The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and the advancement of expenses to any employee or agent of the Corporation with the same scope and effect as provided in this Article to directors and officers of the Corporation.

ARTICLE V - CERTIFICATES OF STOCK

5.1                                 Form and Signature.  The certificates of stock of the Corporation shall be numbered and entered on the books of the Corporation as they are issued.  In addition to other requirements prescribed by law, the certificates shall exhibit the holder’s name and the number of shares and shall be signed by the President or Vice President and by the Treasurer, Secretary, Assistant Treasurer or Assistant Secretary.  Where any certificate is signed by a transfer agent and registered by a registrar, other than the Corporation itself or an employee, the signature of any such officers may be facsimiles, engraved or printed.  In case any officer who has signed, or whose facsimile signature has been placed upon a certificate, shall have ceased to be such officer before such certificate is issued, such certificate may be issued by the Corporation with the same effect as if such person were such officer at the date of issue.

5.2                                 Transfer of Shares.  The shares of the Corporation shall be transferred on the books of the Corporation by the registered holder thereof, in person or by his attorney, upon surrender for cancellation of certificates for the same number of shares, with a proper assignment and powers of transfer endorsed thereon or attached thereto, duly signed by the person appearing by the certificate to be the owner of the shares represented thereby, with such proof of the authenticity of the signature as the Corporation or its agents may reasonably require.  Such certificates shall have affixed thereto all stock transfer stamps required by law.  The Board of Directors shall have power and authority to make all such other rules and regulations as it may deem expedient concerning the issue, transfer and registration of certificates for shares of the Corporation.

5.3                                 Mutilated, Lost, Stolen or Destroyed Certificates.  The holder of any certificate representing shares of the Corporation shall immediately notify the Corporation of any mutilation, loss, theft or destruction thereof.  The Board of Directors may, in its discretion, cause one or more new certificates for the same number of shares in the aggregate to be issued to such holder upon the surrender of the mutilated certificate, or in case of loss, theft or destruction of the certificate, upon satisfactory proof of such loss, theft or destruction and the deposit of indemnity by way of bond or otherwise in such form and amount and with such sureties or securities as the Board of Directors may require to indemnify the Corporation and transfer agent and registrar, if any, against loss or liability by reason of the issuance of such new certificates.  Alternatively, the Board of Directors may, in its discretion, refuse to issue such new certificates save upon the order of some court having jurisdiction in such matters.

5.4                                 Stock Ledgers.  The stock ledgers of the Corporation containing the names and addresses of the Shareholders and the number of shares held by them respectively shall be maintained at the principal office of the Corporation, or, if there be a transfer agent, at the office of such transfer agent as the Board of Directors shall determine.

5.5                                 Transfer Agents and Registrars.  The Corporation may have one or more transfer agents and one or more registrars of its stock or of any class or classes or its stock, whose respective duties the Board of Directors may from time to time determine.

5.6                                 Record Holder.  The Corporation shall be entitled to treat the holder of record of any shares of stock as the holder in fact thereof and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such shares on the part of any other person, whether or not it shall have express or other notice thereof, except as expressly provided by statute.

ARTICLE VI - FINANCES

6.1                                 Dividends.  Subject to any statutory provisions, dividends upon the capital stock of the Corporation may be declared by the Board of Directors, payable on such dates as the Board of Directors may designate.

6.2                                 Reserves.  Before payment of any dividend, there may be set aside out of the funds of the corporation available for dividends, such sum or sums as the Board of Directors may from time to time in its absolute discretion deem proper as a reserve to meet contingencies or for equalizing dividends, or for such other purpose as the Board shall deem conducive to the interests of the Corporation.  The Board of Directors may modify or abolish any such reserve in the manner in which it was created.

6.3                                 Bills, Notes, etc.  All checks or demands for money and notes or other instruments evidencing indebtedness or obligations of the Corporation shall be made in the name of the Corporation and shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.

ARTICLE VII - DIVISIONS

7.1                                 Creation of Divisions.  The Board of Directors may from time to time create Divisions of the Corporation as operational units of the Corporation, and may set apart to such Divisions such aspects or portions of the business, affairs and properties of the Corporation as the Board of Directors may from time to time determine.

7.2                                 Division Officers.  The Board of Directors of the Corporation may appoint as officers of a Division, a President, one or more Vice Presidents, a Secretary, a Treasurer and any other officers, all of whom shall serve at the pleasure of the Board of Directors.  The same person may hold two or more offices of a Division, except the offices of President and Secretary concurrently, and any person holding an office of a Division may also be elected an officer of the Corporation.  The officers and all other persons who shall serve a Division in the capacities set forth in this Article are hereby appointed agents of the Corporation with the powers and duties herein set forth; provided, however, that the authority of said agents shall be limited to matters related to the properties, business and affairs of the Division and shall not extend to any other portion of the properties, business and affairs of the Corporation.  The Board of Directors may from time to time authorize the President of the Corporation to appoint and remove all such officers or assistant or subordinate officers and agents and to prescribe the powers and duties therefor.

7.3                                 Division President.  The President of a Division shall be the Chief Executive Officer of the Division and shall have the responsibility for the general management of the affairs of the Division, subject to the direction of the Board of Directors and the President of the Corporation.  He shall see that all orders, instructions, policies and resolutions of the Board of Directors and President of the Corporation relating to the business and affairs of the Division are carried into effect.

7.4                                 Division Secretary.  The Division Secretary shall have the custody of such books and papers, shall maintain such records and shall have such other powers and duties as may from time to time be properly prescribed by the Board of Directors, the President of the Corporation and the Division President.

7.5                                 Division Treasurer.  Subject to the direction of the Treasurer of the Corporation and the Division President, the Division Treasurer shall have custody of the funds and securities of the Division, shall keep full and accurate accounts of receipts and disbursements in books belonging to the Division, shall deposit all monies and other valuable effects in the name and to the credit of the Division in such depositories as may be designated by the Board of Directors and shall have such other powers and duties as may from time to time be properly prescribed by the Board of Directors, and President of the Corporation and the Division President.

ARTICLE VIII - AMENDMENTS

8.1                                 Power to Amend. These By-Laws may be adopted, amended or repealed by a majority of the votes of the shares at the time entitled to vote in the election of any directors.  These By-Laws may also be adopted, amended or repealed by the Board by a majority vote of the entire Board at any meeting, or by unanimous written consent of all members of the Board, but any By-Law adopted, amended or repealed by the Board may be amended or repealed by the shareholders entitled to vote therein by a majority of the votes of the shares at the time entitled to vote in the election of any directors.

8.2                                 Notice of Amendment Affecting Election of Directors.  If any By-Law regulating an impending election of Directors is adopted, amended or repealed by the Board of Directors, there shall be set forth in the notice of the next meeting of Shareholders for the election of Directors the By-Law so adopted, amended, or repealed, together with a concise statement of the changes made.

ARTICLE IX

REFERENCES TO CERTIFICATE OF INCORPORATION

9.1                                 Reference to the certificate of incorporation in these By-Laws shall include all amendments thereto or changes thereof unless specifically excepted.